Exhibit 10.4

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Terence E. Winters (“Executive”) and Vital Therapies, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive signed an employment letter with the Company on October 31, 2013 (the “Offer Letter”) and a Change of Control and Severance Agreement on October 31, 2013 (the “Severance Agreement”);

WHEREAS, Executive previously signed an Employee Innovations and Proprietary Rights Assignment Agreement with the Company (the “Confidentiality Agreement”);
WHEREAS, Executive previously was granted and continues to hold outstanding stock options to purchase shares of the Company’s common stock (each, an “Option”) that are subject to the terms and conditions of the applicable Company stock plan and the applicable Option agreement (collectively the “Stock Agreements”);

WHEREAS, Executive and the Company have mutually agreed that Executive will separate from employment with the Company effective December 31, 2017 (the “Separation Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company; and

WHEREAS, Executive has been the Chief Executive Officer of the Company for over 14 years, it is the intent of all Parties to ensure a smooth transition to the new Chief Executive Officer on Executive’s retirement from the Company and to make available the legacy knowledge of Executive under the Consulting Agreement (as defined below), and it being the further intent of the Parties to make the transition amicable and for all parties to act in the best interests of the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Executive’s execution and non-revocation of this Agreement and Executive’s fulfillment of all of its terms and conditions the Company agrees as follows:

a.Payment. The Company agrees to pay Executive a total of $504,700.00 Dollars, at the rate of $42,508.33 per month, less applicable withholdings, for twelve (12) months beginning on the first regular Company payroll date in accordance with the Company’s regular payroll practices on or following the later of the Effective Date or the Separation Date. For the avoidance of doubt, if the Effective Date is after the Separation Date the first payment made to Executive pursuant to this Section 1.a will include any severance payments that would have otherwise been paid to Executive if the Effective Date was on or before the Separation Date.

b.Health Insurance. The Company shall also pay or otherwise reimburse Executive for the cost of his health insurance premiums (including, but not limited to premiums for the coverage for which the Company has been providing reimbursement) for up to $1,700 per month for twelve (12) months beginning on the first month following the Effective Date in accordance with the Company’s current practices and procedures.

c.Payment of 2017 Bonus. The Company shall pay to Executive 100% of his achieved 2017 performance bonus (if any) based on the achievement of the relevant performance conditions as determined by the Board of Directors pursuant to the Company’s 2017 Bonus Program. Such bonus amount will be paid to Executive at the same time that other executives of the Company receive their 2017 bonuses, which is expected to be immediately after the Company’s January 2018 Board of Directors’ meeting. For the avoidance of doubt, as detailed in the Company’s 2017 Bonus Program, participants are required to be employed by the Company at the time bonuses are paid, but this requirement will be waived for Executive pursuant to the terms of this Agreement.

d.Extension of the Post-Termination Option Exercise Period. The Company shall extend the exercise period for each Option to the earlier of: (i) the end of such Option’s maximum term or (ii) in connection with a “change in control” (or similar transaction) in accordance with the terms of the applicable Company stock plan governing such Option.

e.Post-Employment Consulting Services. Contingent upon the signing of this Agreement and effective as of the Separation Date, the Company agrees to retain Executive to perform transition services for the Company as a Consultant, in which role Executive shall provide ad hoc consulting services (the “Consulting Services”) to the Company as an independent contractor pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”) for the period of time set forth in the Consulting Agreement (such period the “Consulting Period”). Nothing in this Agreement or the Consulting Agreement pertaining to Executive’s anticipated role as a Consultant shall in any way be construed to constitute Executive as a continuing agent, employee, officer, executive, or representative of the Company after the Separation Date, but Executive shall perform the services under the Consulting Agreement solely as an independent contractor. There will be no break in Executive’s service to the Company between the Separation Date and the commencement of the Consulting Period.

f.Supplemental Release. The Parties agree to execute the release attached hereto as Exhibit B, covering the period of time from the Effective Date through the Consulting Period and the termination of the Consulting Agreement (the “Supplemental Release”). If Executive refuses to sign the Supplemental Release, Executive will not receive the additional consideration described in Paragraph 2 of the Supplemental Release.

2.Resignation from Board. Effective as of the Separation Date, Executive hereby resigns from his seat on the Company’s Board of Directors (the “Board”) and any position he holds as an officer and director of any subsidiary of the Company. Executive also agrees to execute any necessary forms or other documents required to effect such resignation(s) as a matter of state, federal, or foreign law (and a resignation letter that may be required in the event the Company identifies any additional subsidiaries not listed here).

3.Stock. The Parties agree that the Options will continue to vest and remain exercisable in accordance with the terms of the Consulting Agreement (except as amended therein and by Section 1(d) of this Agreement) and the Stock Agreements (except as amended by Section 1(d) of this Agreement).

4.Benefits; Payment of Salary and Receipt of All Benefits. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vacation, and paid time off, will cease as of the Separation Date. Executive acknowledges and represents that as of the date Executive signs this Agreement, other than the consideration set forth in this Agreement, the Company has paid or provided all benefits and compensation due to Executive as a result of his employment with the Company that was due or payable on or before the date of signature. For the avoidance of doubt, Executive will be entitled to salary, benefits and expense reimbursement accrued or payable prior to the Separation Date the same as if this Agreement did not exist.

5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Wage Payment Law, the Arizona Equal Wages Act, the Arizona Workplace Harassment Law, and the Arizonians with Disabilities Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not extend to any right Executive may have to unemployment compensation benefits. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below) or any indemnification rights available under any indemnification agreement or other agreement between Executive and the Company, Company Bylaws, or under applicable law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration as noted herein, except as required by applicable law.

6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.Unknown Claims; California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the release and the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR

AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

8.No Cooperation. Subject to paragraph 9 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, in all cases, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance. For the avoidance doubt, the restrictions in this paragraph shall not prevent Executive from serving as an employment reference to any existing or former employee of the Company.

9.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.Mutual Nondisparagement. Subject to paragraph 9 governing Protected Activity, Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department. The Company agrees to refrain from any disparaging statements about Executive. The Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

11.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement by Executive, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company to cease providing the consideration provided to Executive under this Agreement, including the Consulting Agreement, and to obtain damages, except as provided by law.

12.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN THE COUNTY IN WHICH EMPLOYEE RESIDES, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND ARIZONA LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH ARIZONA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL ARIZONA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH ARIZONA LAW, ARIZONA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

13.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.

14.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. The Company agrees to pay or otherwise reimburse Executive for the costs of negotiating the Agreement, Consulting Agreement, and Supplemental Release, in accordance with the Company’s expense policy.

15.Entire Agreement; No Oral Modification. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement (to which the Executive reaffirms and agrees to observe and abide by the terms) and the Stock Agreements (except as otherwise modified or superseded herein), or any indemnification rights available under any indemnification agreement or other agreement between Executive and the Company, Company Bylaws, or under applicable law (in all cases, except as modified by Section 18 of this Agreement). This Agreement may only be amended in a writing signed by Executive and the Company’s Chair of the Board of Directors.

16.Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard for choice-of-law provisions. Executive and the Company each consents to personal and exclusive jurisdiction and venue in the State of Arizona.

17.Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty one (21) days.  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

18.Indemnification and D&O Insurance. The Company agrees to indemnify Executive to the maximum extent permitted by the Company’s Bylaws or under any indemnification agreement or other agreement between Executive and the Company as in effect on the Separation Date.. The Company will maintain a Directors or Officers Insurance Policy covering Executive on terms no less favorable than provided to any of the Company’s current officers or directors, and, in any event, on terms no less favorable than the terms in effect as of the Separation Date, and subject further to the terms of any indemnification agreement or other agreement between Executive and the Company as in effect on the Separation Date.

19.Executive’s Artwork. The Company acknowledges that Executive is entitled to the artwork listed on Schedule 1, but Executive agrees to leave such artwork on display at the Company until he decides to remove it in his discretion.

20.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)    Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TERENCE E. WINTERS, an individual

Dated: December 4, 2017    /s/ Terence E. Winters
Terence E. Winters

VITAL THERAPIES, INC.

Dated: December 4, 2017    By /s/ Michael V. Swanson
Michael V. Swanson
Chief Financial Officer, Executive Vice President

Schedule 1

The artwork includes the following:

•	Oriental painting in the foyer of 15222 Avenue of Science

•	All the Chinese works displayed in the chief executive’s office

•	Three modern paintings of a meandering river in the corridor outside the chief executive’s office

•	Photo of the Durango train outside the chief executive’s office

EXHIBIT A

VITAL THERAPIES, INC.
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of January 1, 2018 (the “Effective Date”) by and between Vital Therapies, Inc. (the “Company”), and Terence E. Winters, an individual (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services and Compensation
Consultant shall perform the services described in Exhibit A-1 (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.
2.    Confidentiality
A.    Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
B.    Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and will cooperate with the Company if it seeks a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.
C.    Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D.    Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
3.    Ownership
A.    Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.
B.    Pre-Existing Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.
C.    Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
D.    Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.
E.    Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.E shall continue after the termination of this Agreement.
F.    Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
4.    Conflicting Obligations
Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.
5.    Term and Termination
A.    Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) the one (1) year anniversary of the Effective Date or (ii) termination as provided in Section 5.B. This Agreement will automatically renew for another twelve (12) month period unless either Party advises the other Party in writing of intent not to renew at least 30 days prior to the scheduled termination date.
B.    Termination. The Company and Consultant may each terminate this Agreement upon giving the other Party fourteen (14) days prior written notice of such termination pursuant to Section 12.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, except for reasonable obligations or health issues, or is in breach of any material provision of this Agreement, provided that Consultant is given written notice of breach and has not cured the breach within 30 days after such notice.
C.    Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:
(1)    The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and
(2)    Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 5 (Term and Termination), Section 6 (Independent Contractor; Benefits), Section 7 (Arbitration and Equitable Relief), and Section 8 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.
6.    Independent Contractor; Benefits
A.    Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B.    Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
7.    Arbitration and Equitable Relief. IN CONSIDERATION OF CONSULTANT’S CONSULTING RELATIONSHIP WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL DISPUTES RELATED TO CONSULTANT’S CONSULTING RELATIONSHIP WITH THE COMPANY AND CONSULTANT’S RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID TO CONSULTANT BY COMPANY, AT PRESENT AND IN THE FUTURE, CONSULTANT AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN

OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM CONSULTANT’S CONSULTING OR OTHER RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF CONSULTANT’S CONSULTING OR OTHER RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE ARBITRATION PROVISION AGREED TO IN SECTION 12 OF THE TRANSITION AGREEMENT AND RELEASE, DATED DECEMBER 4, 2017 BY AND BETWEEN CONSULTANT AND THE COMPANY, EXCEPT AS OTHERWISE PROHIBITED BY LAW.
8.    Miscellaneous
A.    Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Arizona.
B.    Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
C.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.
D.    Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
E.    Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
F.    Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company or Consultant of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
G.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 12.G.
(1)If to the Company, to:
15010 Avenue of Science, San Diego, CA 92128
Attention: Chief Executive Officer
(2)    If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.
H.    Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.
I.    Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
J.    Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.
CONSULTANT        VITAL THERAPIES, INC.
By:    /s/ Terence E. Winters    By: /s/ Michael V. Swanson
Name: Terence E. Winters    Name: Michael V. Swanson
Title: Chief Financial Officer, EVP
Address for Notice:
Vital Therapies Inc.
15010 Avenue of Science
San Diego, CA 92128

EXHIBIT A-1
SERVICES AND COMPENSATION
1.Contact. Consultant’s principal Company contact:
Name: Russ Cox
Title: Chief Executive Officer
2.    Services. The Services will include, but will not be limited to, the following:

Consultant will provide services to the Company as a Special Advisor on an ad hoc basis assisting with the transition of duties by providing support and input with respect to VTL-308 phase clinical trial, and engaging in other related services as requested by the Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer. Consultant will provide Services only upon request, but in no event will Consultant be expected to perform more than 20 hours of Services per month.
3.    Compensation.
A.    Cash Compensation. During the Term of this Agreement, the Company will pay Consultant $250.00 per hour as a consulting fee. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.
B.    Equity Compensation. During the Term of this Agreement, Consultant’s stock options to purchase shares of the Company’s common stock that are outstanding as of the Effective Date will continue to vest and become exercisable in accordance with the terms of the applicable Company equity plan and the applicable Option agreement governing such Option (the “Stock Agreements”); provided, however, that if the Company terminates this Agreement before the end of the twelve (12)-month term or declines to renew it at the end of the initial 12 month term, each of Consultant’s Options will immediately vest and each Option will become exercisable until the earlier of: (i) the end of such Option’s maximum term or (ii) in connection with a “change in control” (or similar transaction) in accordance with the terms of the applicable Company stock plan governing such Option.
All payments provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Consultant for any taxes that may be imposed on Consultant as a result of Section 409A.

This Exhibit A-1 is accepted and agreed upon as of date first written above.
CONSULTANT        VITAL THERAPIES, INC.
By:    /s/ Terence E. Winters        By:    /s/ Michael V. Swanson
Name: Terence E. Winters        Name: Michael V. Swanson
Title: Chief Financial Officer, EVP

EXHIBIT B
(Supplemental Release)

1.    General Release. In consideration of the mutual promises, and consideration provided in the Transition Agreement and Release, dated December 4, 2017 (the “Agreement”), Terence E. Winters (“Consultant”) hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to the services provided to the Company, and further extends such release and waiver to any claims that may have arisen during the Consulting Period as defined therein, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, expenses, salary, bonuses, profit sharing or fringe benefits (the “Supplemental Release”). Consultant acknowledges that Consultant is waiving and releasing any rights Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Consultant agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Supplemental Release. Consultant acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Consultant further acknowledges that Consultant has been advised by this writing that: (a) Consultant should consult with an attorney prior to executing this Supplemental Release; (b) Consultant has twenty-one (21) days within which to consider this Supplemental Release; (c) Consultant has seven (7) days following Consultant’s execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Consultant signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Consultant hereby acknowledges that Consultant has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. Consultant acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
2.    Supplemental Consideration. Contingent on Consultant’s execution and non-revocation of this Supplemental Release, the Company agrees that Consultant may retain Consultant’s laptop and mobile device (together the “Transferred Devices”) provided that all contents on such devices constituting proprietary and Confidential Information (as defined in the Confidentiality Agreement) remains subject to the Confidentiality Agreement. Consultant agrees that the Company retains the right to review and remove any Confidential Information from the Transferred Devices at any time after the Separation Date, and Consultant agrees to use best efforts to permit the Company to ensure the return of any Company information residing on the Transferred Devices in a manner satisfactory to the Company and that he will not delete that information without the Company’s permission. In addition, Consultant will cooperate with the Company to remove from the Transferred Devices any Company-licensed software the Company deems necessary to remove to comply with its licensing obligations.
3.    Payment of All Compensation and Fees. Consultant acknowledges and represents that, other than the consideration set forth in this Supplemental Release, the Company has paid or provided all payments, fees, severance, reimbursable expenses, stock, stock options, vesting, and any and all other compensation due to Consultant.
4.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE AGREEMENT, THE CONFIDENTIALITY AGREEMENT, OR THIS SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN

RELEASED, SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THE ARBITRATION PROVISION AGREED TO IN SECTION 14 OF AGREEMENT, EXCEPT AS OTHERWISE PROHIBITED BY LAW.
5.    Entire Agreement. The Agreement and this Supplemental Release represent the entire agreement and understanding between the Company and Consultant concerning the subject matter of this Agreement and Consultant’s relationship with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Supplemental Release and Consultant’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, any indemnification rights available under any indemnification or other agreement between Consultant and the Company, Company Bylaws, or under applicable law, and the surviving provisions of the Consulting Agreement, except, in all cases, as amended by the Agreement. For purposes of clarity, the arbitration provision of this Supplemental Release (as set forth herein) supersedes and replaces the arbitration provisions in the Agreement.
6.    Expiration of Supplemental Release. Consultant understands that this Supplemental Release shall be null and void if not executed by him within twenty-one (21) days following the termination of the Consulting Agreement.  This Supplemental Release will become effective on the date it has been signed by both Parties (the “Effective Date”).
7.     Voluntary Execution of Agreement. Consultant understands and agrees that Consultant executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Consultant’s claims against the Company and any of the other Releasees (as defined in the Agreement). Consultant further acknowledges that: (a) Consultant has read this Supplemental Release; (b) Consultant has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Consultant’s own choice or has elected not to retain legal counsel; (c) Consultant understands the terms and consequences of this Supplemental Release and of the releases it contains; and (d) Consultant is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.
TERENCE E. WINTERS, an individual

Dated: ________________, 201_
Terence E. Winters

VITAL THERAPIES, INC.

Dated: ________________, 201_    By